Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232188 and 333-266196 on Form S-8 and Registration Statement No. 333-248843 on Form S-3 of our reports dated March 22, 2023, relating to the consolidated financial statements of Chewy, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Chewy, Inc. and subsidiaries for the year ended January 29, 2023.

/s/ Deloitte & Touche LLP
Tempe, Arizona
March 22, 2023